Exhibit 10.1

AMENDED AND RESTATED

BUSINESS SALE AND MEMBERSHIP INTEREST

PURCHASE AGREEMENT

BETWEEN

PENFORD CAROLINA, LLC

AND

R. BENTLEY CHEATHAM, DWIGHT L. CARLSON,

AND STEVEN P. BROWER

AND

KEYSTONE STARCHES, LLC,

7675 SOUTH RAIL ROAD, LLC AND

1 FREAS AVENUE, LLC

January 11, 2012

TABLE OF CONTENTS

§1.	Definitions	6
§2.	Purchase and Sale of Target Membership Interests	11
	(a) Basic Transaction	11
	(b) Purchase Price	11
	(c) Closing	11
	(d) Deliveries at Closing	11
§3.	Representations and Warranties Concerning Transaction	11
	(a) Sellers’ Representations and Warranties	11
	(b) Buyer’s Representations and Warranties	12
§4.	Representations and Warranties Concerning Target	13
	(a) Organization, Qualification, and Corporate Power	13
	(b) Capitalization	13
	(c) Non-contravention	14
	(d) Brokers’ Fees	14
	(e) Title to Assets	14
	(f) Subsidiaries	14
	(g) Financial Statements	14
	(h) Events Subsequent to Most Recent Fiscal Year End	14
	(i) Undisclosed Liabilities	15
	(j) Legal Compliance	16
	(k) Tax Matters	16
	(l) Real Property	18
	(m) Intellectual Property	21
	(n) Tangible Assets	23
	(o) Inventory	23
	(p)Contracts	23
	(q) Notes and Accounts Receivable	24
	(r) Powers of Attorney	25
	(s) Insurance	25
	(t) Litigation	25
	(u) Product Warranty	25
	(v) Product Liability	26
	(w) Employees	26
	(x) Employee Benefits	26
	(y) Guaranties	27
	(z) Environmental, Health, and Safety Matters	27
	(aa) Business Continuity	29
	(bb) Computer and Technology Security	29
	(cc) Certain Business Relationships with Target	29
	(dd) Customers and Suppliers	29
	(ee) Data Privacy	30
	(ff) Disclosure	30
§5.	Pre-Closing Covenants	30
	(a) General	30
	(b) Notices and Consents	30
	(c) Operation of Business	30
	(d) Preservation of Business	30
	(e) Full Access	30
	(f) Notice of Developments	30
	(g) Exclusivity	30
	(h) Maintenance of Real Property	31
	(i) Leases	31

	(j) Title Insurance and Surveys	31
	(k) Tax Matters	31
§6.	Post-Closing Covenants	31
	(a) General	31
	(b) Litigation Support	31
	(c) Transition	32
	(d) Confidentiality	32
	(e) Covenant Not to Compete	32
	(f) 1 Freas Avenue	32
§7.	Conditions to Obligation to Close	32
	(a) Conditions to Buyer’s Obligation	33
	(b) Conditions to Sellers’ Obligation	36
§8.	Remedies for Breaches of This Agreement	37
	(a) Survival of Representations and Warranties	37
	(b) Indemnification Provisions for Buyer’s Benefit	37
	(c) Indemnification Provisions for Sellers’ Benefit	37
	(d) Matters Involving Third Parties	38
	(e) Determination of Adverse Consequences	38
	(f) Intentionally Deleted	38
	(g) Other Indemnification Provisions	38
§9.	Tax Matters	39
	(a) Tax Indemnification	39
	(b) Straddle Period	39
	(c) Responsibility for Filing Tax Returns	39
	(d) Cooperation on Tax Matters	39
	(e) Tax-Sharing Agreements	40
	(f) Certain Taxes and Fees	40
	(g) Section 754 Election	40
	(h) Purchase Price Allocation	40
§10.	Termination	40
	(a) Termination of Agreement	40
	(b) Effect of Termination	41
§11.	Miscellaneous	41
	(a) Nature of Sellers’ Obligations	41
	(b) Press Releases and Public Announcements	41
	(c) No Third-Party Beneficiaries	41
	(d) Entire Agreement	41
	(e) Succession and Assignment	41
	(f) Counterparts	41
	(g) Headings	42
	(h) Notices	42
	(i) Governing Law	42
	(j) Amendments and Waivers	42
	(k) Severability	42
	(l) Expenses	42
	(m) Construction	43
	(n) Incorporation of Exhibits, Annexes, and Schedules	43
	(o) Specific Performance	43
	(p) Submission to Jurisdiction	43
	(q) Governing Language	43

EXHIBITS

Exhibit A—Historical Financial Statements
Exhibit B—Forms of Side Agreements:
B-1: Stock Option Agreement
B-2: Amended and Restated Asset Purchase Agreement between Buyer and Keystone Starches
B-3: Amended and Restated Asset Purchase Agreement between Buyer and 7675 South Rail Road
B-4: Lease Agreement for Berwick, Pennsylvania Site
B-5: Purchase Option Agreement for Berwick, Pennsylvania Site
B-6: Employee Agreements for Sellers
Exhibit C—Form of Opinion of Sellers’ Counsel
Exhibit D—Form of Opinion of Buyer’s Counsel
Annex I—Exceptions to Sellers’ Representations and Warranties Concerning Transaction
Annex II—Exceptions to Buyer’s Representations and Warranties Concerning Transaction
Disclosure Schedule—Exceptions to Representations and Warranties Concerning Target

AMENDED AND RESTATED

BUSINESS SALE AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amended and Restated Business Sale and Membership Interest Purchase Agreement (this “Agreement”) is entered into on January 11, 2012, by Penford Carolina, LLC, a Delaware limited liability company (“Buyer”), and R. Bentley Cheatham, Dwight L. Carlson and Steven P. Brower (each a Seller and collectively, “Sellers”), and Keystone Starches, LLC, a South Carolina limited liability company, and 7675 South Rail Road, LLC, a South Carolina limited liability company (each an “Asset Selling Entity” and collectively the “Asset Selling Entities”) are signatories to this Agreement to acknowledge and agree to the representations, conditions and obligations contained herein applicable to the Asset Purchase Agreements. 1 Freas Avenue is a signatory to this Agreement to acknowledge and agree to the representations, conditions and obligations contained herein with respect to (i) the Lease Agreement concerning property in Berwick, Pennsylvania, (ii) the Option Agreement and (iii) its post closing obligations provided in §6 below. Buyer, Sellers, the Asset Selling Entities and 1 Freas Avenue are referred to collectively herein as the “Parties.”

The Parties entered into that certain Business Sale and Membership Interest Purchase Agreement dated November 9, 2011, and into that certain First Amendment to Business Sale and Membership Interest Purchase Agreement dated December 16, 2011 (collectively the “Original Agreement”).

The Parties desire to amend the Original Agreement pursuant to the terms and conditions of this Agreement.

Sellers in the aggregate own all of the outstanding membership interests of Carolina Starches (the “Target”).

In addition, Sellers in the aggregate own all of the outstanding membership interests of Keystone Starches, 1 Freas Avenue and 7675 South Rail Road.

This Agreement contemplates a transaction in which (i) Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding membership interests of Target and (ii) Buyer will purchase from the Asset Selling Entities, and the Asset Selling Entities will sell to Buyer, all of the Acquired Assets, in return for the consideration specified below in §2(b).

At the Closing, Buyer will enter into (i) that certain Amended and Restated Asset Purchase Agreement with Keystone Starches dated as of the date hereof, and that certain Amended and Restated Asset Purchase Agreement with 7675 South Rail Road dated as of the date hereof (collectively, the “Asset Purchase Agreements”), (ii) the Lease Agreement, (iii) the Option Agreement with 1 Freas Avenue, (iv) the Stock Option Agreement with the Sellers, and (v) the Employee Agreements.

This Agreement, the Asset Purchase Agreements, the Lease Agreement, the Option Agreement, the Stock Option Agreement and the Employee Agreements (collectively, the “Transaction Agreements”) document a single unified transaction (the “Transaction”) between Buyer, Sellers, and the Asset Selling Entities.

The Parties agree that, pursuant to the terms and conditions of the Transaction Agreements, the Transaction and Closings contemplated in the Agreements will either be consummated in their entirety or not at all.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1. Definitions.

“1 Freas Avenue” means 1 Freas Avenue, LLC, a South Carolina limited liability company.

“7675 South Rail Road” means 7675 South Rail Road, LLC, a South Carolina limited liability company.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Applicable Rate” means the prime rate of interest publicly announced from time to time by the Wall Street Journal.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“BIDA Lease” means that certain Lease Agreement between Keystone Starches and Berwick Industrial Development Authority dated May 5, 2011, as amended July 1, 2011.

“Buyer” has the meaning set forth in the preface above.

“Carolina Starches” means Carolina Starches, LLC, a South Carolina limited liability company.

“Closing” has the meaning set forth in §2(c) below.

“Closing Date” has the meaning set forth in §2(c) below.

“Closing Purchase Price” has the meaning set forth in §2(b) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of Target that is not already generally available to the public.

“Consolidated Debt” means SunTrust bank debt of Keystone Starches, 7675 South Rail Road and Carolina Starches combined under Carolina Starches.

“Controlled Group” has the meaning set forth in Code §1563.

“Contaminant” means any material that is or contains any (i) “hazardous substance,” “toxic substance,” “regulated substance,” “pollutant,” “contaminant,” “solid waste,” “residual waste,” “hazardous waste,” or “petroleum” as defined pursuant to any Environmental Law; (ii) gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum product or fraction of petroleum; (iii) any polychlorinated biphenyls (“PCBs”) or substances containing PCBs; (iv) any urea formaldehyde foam; (v) any asbestos or materials containing asbestos (“ACMs”); and (vi) any other substance regulated pursuant to any Environmental, Health and Safety Requirement.

“Data Laws” means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, local, and non-U.S.) applicable to data privacy, data security, and/or personal information, including the Federal Trade Commission’s Fair Information Principles.

“Disclosure Schedule” has the meaning set forth in §4 below.

“Employee Agreements” mean Employee Agreements in the form attached hereto as Exhibit B-6.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Encumbrance Documents” has the meaning set forth in §4(l) below.

“Environmental Condition” means the presence of any Contaminant on or at the Property, including, but not limited to, the presence in surface water, groundwater, soils or subsurface strata, or in abandoned tanks or other containers.

“Environmental, Health, and Safety Requirements” means, whenever in effect, all federal, state, local, and non-U.S. statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Target for purposes of Code §414.

“Estoppel Certificates” has the meaning set forth in §7(a) below.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statements” has the meaning set forth in §4(g) below.

“FIRPTA Affidavit” has the meaning set forth in §7(a) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authorizations” means all permits, licenses, consents, notifications, franchises, privileges, registrations, certifications, orders, approvals and authorizations, required under, or otherwise made available by or under the authority of, any applicable legal requirement.

“Improvements” has the meaning set forth in §4(l) below.

“Indemnified Party” has the meaning set forth in §8(d) below.

“Indemnifying Party” has the meaning set forth in §8(d) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, other source identifiers, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential, technical, and business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Keystone Starches” means Keystone Starches, LLC, a South Carolina limited liability company.

“Knowledge” means actual knowledge after reasonable investigation.

“Lease Agreement” means a lease agreement substantially in the form attached hereto as Exhibit B-4 and satisfactory to Buyer in its sole discretion.

“Lease Consents” has the meaning set forth in §7(a) below.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Target thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects (including as projected in any revenue, earnings, or other forecast, whether internal or published) of Target, taken as a whole, or to the ability of Sellers to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of Target, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq Stock Market for a period in excess of three hours or any decline of either the Dow Jones

Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof), (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby. In no event need any effect or change adversely affect a party’s long-term earnings power or potential in a durationally significant manner in order to constitute a Material Adverse Effect or a Material Adverse Change, it being understood and agreed that a short-term adverse effect may constitute a Material Adverse Effect or a Material Adverse Change.

“Material Leased Real Property” has the meaning set forth in §7(a) below.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in §4(g) below.

“Most Recent Fiscal Month End” has the meaning set forth in §4(g) below.

“Most Recent Fiscal Year End” has the meaning set forth in §4(g) below.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Non-Disturbance Agreements” has the meaning set forth in §7(a) below.

“Option Agreement” means a purchase option agreement substantially in the form attached hereto as Exhibit B-5 and satisfactory to Buyer in its sole discretion.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by Target.

“Party” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means with respect to each parcel of Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of Target’s business as currently conducted thereon; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property that do not or would not impair the use or occupancy of such Real Property in the operation of Target’s business as currently conducted thereon.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Process Agent” has the meaning set forth in §11(p) below.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Purchase Price” has the meaning set forth in §2(b) below.

“Real Estate Impositions” has the meaning set forth in §4(l) below.

“Real Property” has the meaning set forth in §4(l) below.

“Real Property Laws” has the meaning set forth in §4(l) below.

“Real Property Permits” has the meaning set forth in §4(l) below.

“Reportable Event” has the meaning set forth in ERISA §4043.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Source Code” means human-readable computer software and code, in a form other than Object Code form or machine-readable form, including related programmer comments and annotations, help text, data and data structures, object-oriented and other code, which may be printed out or displayed in human-readable form, and, for purposes of this Source Code definition, “Object Code” means computer software code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Stock Option Agreement” means a stock option agreement substantially in the form attached hereto as Exhibit B-1 and satisfactory to Buyer in its sole discretion.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surveys” has the meaning set forth in §7(a) below.

“Systems” has the meaning set forth in §4(aa) below.

“Target” has the meaning set forth in the preface above. Any reference to “Target” shall be deemed to be a reference to Carolina Starches.

“Target Membership Interests” means any share of the Membership Interest of Target.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in §8(d) below.

“Title Commitments” has the meaning set forth in §7(a) below.

“Title Company” has the meaning set forth in §7(a) below.

“Title Policies” has the meaning set forth in §7(a) below.

“WARN Act” has the meaning set forth in §4(h) below.

§2. Purchase and Sale of Target Membership Interests.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, all of his or her or its Target Membership Interests for the consideration specified below in this §2 and all of the Acquired Assets (as defined in the Asset Purchase Agreements).

(b) Purchase Price. Buyer agrees to pay to Sellers at the Closing Five Million Dollars ($5,000,000) by delivery of cash for the Closing Purchase Price payable by wire transfer or delivery of other immediately available funds and to pay-off at Closing Consolidated Debt of no more than Three Million Five Hundred Thousand Dollars ($3,500,000) pursuant to a Pay-off letter from SunTrust (the “Purchase Price”). The Closing Purchase Price shall be allocated among Sellers as set forth in §4(b) of the Disclosure Schedule.

(c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Nelson Mullins, in Charleston, South Carolina, commencing at 9:00 a.m. local time on the fifth business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Requisite Sellers may mutually determine (the “Closing Date”). The Parties shall use commercially reasonable efforts and proceed in good faith to cause the Closing to occur on January 11, 2012.

(d) Deliveries at Closing. At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in §7(a) below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in §7(b) below, (iii) each Seller will deliver to Buyer unit certificates representing all of his, her, or its Target Membership Interests, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to each Seller the consideration specified in §2(b) above.

§3. Representations and Warranties Concerning Transaction.

(a) Sellers’ Representations and Warranties. Each Seller represents and warrants to Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)) with respect to himself, except as set forth in Annex I attached hereto.

(i) Organization of Sellers. Seller is an individual.

(ii) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he is bound or to which any of his assets are subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Target Membership Interests.

(iv) Brokers’ Fees. Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Investment. INTENTIONALLY DELETED.

(vi) Target Membership Interests. Seller holds of record and owns beneficially the percentage of Target Membership Interests set forth next to his name in §4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any of his Membership Interest of Target. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Membership Interest of Target.

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this §3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)), except as set forth in Annex II attached hereto.

(i) Organization of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

(iv) Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(v) Investment. Buyer is not acquiring the Target Membership Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

§4. Representations and Warranties Concerning Target. Sellers represent and warrant to Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.

(a) Organization, Qualification, and Power. Target is a limited liability company duly organized, validly existing, and in good standing under the laws of South Carolina. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Target has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which they are engaged and to own and use the properties owned and used by them. §4(a) of the Disclosure Schedule lists the directors and officers of Target. Sellers have delivered to Buyer correct and complete copies of the articles of formation and operating agreement for Target (as amended to date). The minute books (containing the records of meetings of the Members, the board of directors, and any committees of the board of directors), the Membership Interest certificate books, and the Membership Interest record books for Target are correct and complete. Target is not in default under or in violation of any provision of its operating agreement or articles of formation.

(b) Capitalization. All of the issued and outstanding Target Membership Interests have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective Sellers as set forth in §4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its Membership Interest. There are no outstanding or authorized Membership Interest appreciation, phantom Membership Interest, profit participation, or similar rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Membership Interest of Target.

(c) Non-contravention. Except as provided in §4(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the articles of formation and/or operating agreement of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers’ Fees. Target does not have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets. Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and noted on the Disclosure Schedule.

(f) Subsidiaries. Target does not have any Subsidiaries.

(g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the “Financial Statements”): (i) reviewed consolidated and unaudited consolidating balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal years ended December 31, 2007, December 31, 2008, December 31, 2009, and December 31, 2010 (the “Most Recent Fiscal Year End”) for Target; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in Member’s Membership Interest, and cash flow (the “Most Recent Financial Statements”) as of and for the month ended December 31, 2011 (the “Most Recent Fiscal Month End”) for Target. The Financial Statements (including the notes thereto) have not been prepared in accordance with GAAP throughout the periods covered thereby, but present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods, are correct and complete, and are consistent with the books and records of Target (which books and records are correct and complete).

(h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(i) Except as provided in §4(h)(i) of the Disclosure Schedule, Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii) Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $1,000.00 or outside the Ordinary Course of Business;

(iii) no party (including Target) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $1,000.00 to which Target is a party or by which any of them is bound;

(iv) Target has not imposed any Liens upon any of its assets, tangible or intangible;

(v) Except as provided in §4(h)(v) of the Disclosure Schedule, Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $1,000.00 or outside the Ordinary Course of Business;

(vi) Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $1,000.00 or outside the Ordinary Course of Business;

(vii) Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or a capitalized lease obligation;

(viii) Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $1,000.00 or outside the Ordinary Course of Business;

(x) Target has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi) there has been no change made or authorized in the articles of organization and operating agreement of Target;

(xii) Target has not issued, sold, or otherwise disposed of any of its membership interest, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership interest;

(xiii) Except as provided in §4(h)(xiii) of the Disclosure Schedule, Target has not declared, set aside, or paid any dividend or made any distribution with respect to its membership interest (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its membership interest;

(xiv) Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv) Target has not made any loan to, or entered into any other transaction with, any of its members, managers, directors, officers, and employees outside the Ordinary Course of Business;

(xvi) Target has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, or become bound by any collective bargaining relationship;

(xvii) Target has not granted any increase in the base compensation of any of its managers, directors, officers, and employees outside the Ordinary Course of Business;

(xviii) Target has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its managers, directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix) Target has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xx) Target has not implemented any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance (collectively the “WARN Act”);

(xxi) Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxii) there has not been any occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Target;

(xxiii) Target has not discharged a material Liability or Lien outside the Ordinary Course of Business;

(xxiv) Target has not made any loans or advances of money;

(xxv) Target has not disclosed any Confidential Information; and

(xxvi) Target has not committed to any of the foregoing.

(i) Undisclosed Liabilities. Target does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(j) Legal Compliance. Target and its respective predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and non-U.S. governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k) Tax Matters.

(i) Target has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Target (whether or not shown on any Tax Return) have been paid. Target is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Target does not file Tax Returns that is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target.

(ii) Target has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(iii) No Seller or director or officer (or employee responsible for Tax matters) of Target expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target. Target has not received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Target has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Target. §4(k)(iii) of the Disclosure Schedule lists all federal, state, local, and non-U.S. income Tax Returns filed with respect to Target for taxable periods ended on or after December 31, 2008, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target filed or received since December 31, 2008.

(iv) Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) Target is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local, or non-U.S. Tax law). Target has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Target has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Target is not a party to or bound by any Tax allocation or sharing agreement. Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or (B) has no Liability for the Taxes of any Person (other than Target) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. Each Seller is not a “foreign person” within the meaning of Code § 1445 and will furnish the Buyer with an affidavit that satisfieds the requirements of Code Section 1445(b)(2).

(vi) §4(k) of the Disclosure Schedule sets forth the following information with respect to each Target as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of Target in its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to Target; and (C) the amount of any deferred gain or loss allocable to Target arising out of any intercompany transaction.

(vii) The unpaid Taxes of Target (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target in filing their Tax Returns. Since the date of the Most Recent Balance Sheet, Target has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(viii) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(C) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(D) installment sale or open transaction disposition made on or prior to the Closing Date;

(E) prepaid amount received on or prior to the Closing Date; or

(F) election under Code §108(i).

(ix) Target has not distributed interests of another Person (whether capital stock, membership interests, or otherwise), or has had its Membership Interest distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(x) Target is not and has not been a party to any “reportable transaction,” as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b).

(xi) Target (A) is not a “controlled foreign corporation” as defined in Code §957, (B) is a “passive foreign investment company” within the meaning of Code §1297, or (C) has not established a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(xii) Target has not received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(xiii) The Target qualifies (and has since the date of its formation qualified) to be treated as a partnership for federal income tax purposes and none of the Target, or any Seller, or any taxing authority has taken a position inconsistent with such treatment.

(xiv) None of the Target’s payroll, property or receipts, or other factors used in a particular states apportionment or allocation formula results in an apportionment or allocation of business income to any state other than those states the Target currently files Tax Returns with. The Target has no nonbusiness income that is allocated, apportioned, or otherwise sourced to any state other than those states the Target currently files Tax Returns with.

(l) Real Property.

(i) §4(l)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(A) Target has good and marketable indefeasible fee simple title, free and clear of all Liens, except Permitted Encumbrances;

(B) except as set forth in §4(l)(i)(B) of the Disclosure Schedule, Target has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(C) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii) §4(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Target has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in §4(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:

(A) such Lease is legal, valid, binding, enforceable and in full force and effect;

(B) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C) Target’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(D) neither Target nor any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F) Target does not owe, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Target;

(H) Target has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(I) Target has not collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(J) there are no Liens on the estate or interest created by such Lease.

(iii) The Owned Real Property identified in §4(l)(i) of the Disclosure Schedule and the Leased Real Property identified in §4(l)(ii) of the Disclosure Schedule (collectively, the “Real Property”), comprise all of the real property used or intended to be used in, or otherwise related to, Target’s business; and Target is not a party to any agreement or option to purchase any real property or interest therein.

(iv) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of Target’s business. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of Target’s business as currently conducted thereon.

(v) There is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of Target’s business as currently conducted thereon.

(vi) The Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of Target’s business thereon do not violate any Real Property Laws. Target has not received any notice of violation of any Real Property Law and there is no Basis for the issuance of any such notice or the taking of any action for such violation. There is no pending or anticipated change in any Real Property Law that will materially impair the ownership, lease, use or occupancy of any Real Property or any portion thereof in the continued operation of Target’s business as currently conducted thereon.

(vii) Each parcel of Real Property has direct vehicular and pedestrian access to a public street adjoining the Real Property, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefitting such parcel of Real Property, and such access is not dependent on any land or other real property interest that is not included in the Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

(viii) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of Target’s business as currently conducted thereon. Each such utility service enters the Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

(ix) All certificates of occupancy, permits, licenses, franchises, consents, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, boards of fire underwriters, associations, any quasi-governmental agency, or any other entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate Target’s business as currently conducted thereon, have been issued and are in full force and effect. §4(l)(ix) of the Disclosure Schedule lists all material Real Property Permits held by Target with respect to each parcel of Real Property. Target has delivered to Buyer a true and complete copy of all Real Property Permits. Target has not received any notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and there is no Basis for the issuance of any such notice or the taking of any such action. The Real Property Permits are transferable to Buyer without the consent or approval of the issuing governmental authority or entity; no disclosure, filing or other action by Target is required in connection with such transfer; and Buyer shall not be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer.

(x) The classification of each parcel of Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of Target’s business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. There are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations. Target’s use or occupancy of the Real Property or any portion thereof or the operation of Target’s business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

(xi) The current use and occupancy of the Real Property and the operation of Target’s business as currently conducted thereon does not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property (the “Encumbrance Documents”). Neither of Sellers or Target has received any notice of violation of any Encumbrance Documents, and there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(xii) None of the Improvements encroaches on any land that is not included in the Real Property or on any easement affecting such Real Property, or violates any building lines or set-back lines, and there are no encroachments onto the Real Property, or any portion thereof, that would interfere with the use or occupancy of such Real Property or the continued operation of Target’s business as currently conducted thereon.

(xiii) Each parcel of Real Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel. There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property (collectively, the “Real Estate Impositions”) with respect to any Real Property or portion thereof that are delinquent. The Title Commitments set forth all Real Estate Impositions that are due and payable with respect to such parcel. There is no pending or threatened increase or special assessment or reassessment of any Real Estate Impositions for such parcel.

(xiv) None of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(xv) There is no amount due and payable to any architect, contractor, subcontractor, materialman, or other person or entity for work or labor performed for, or materials or supplies provided to, or in connection with, any Real Property or portion thereof which is delinquent. There is no work or labor being performed for, or materials or supplies being provided to, or in connection with, any Real Property or portion thereof, or to be performed or supplied prior to Closing, other than routine maintenance and repair work which costs and expenses through completion will not exceed $1,000.00 and which shall be paid in full prior to Closing.

(xvi) Each Real Property has access to water resources necessary in the operation of Target’s business as currently conducted thereon, and such access to and use of such water resources is not dependent on the ownership or lease of any other real property, easements, or real property interests, contractual rights, shares, certificates, permits, or other rights, interests, or privileges of any kind which are not held by Target.

(xvii) There are no pending property insurance claims with respect to any Real Property or any portion thereof. Target has not received any notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to any Real Property or any portion thereof: (i) requesting Target to perform any repairs, alterations, improvements, or other work for such Real Property which Target has not completed in full or (ii) notifying Target of any defects or inadequacies in such Real Property which would materially adversely affect the insurability of the Real Property or the premiums for the insurance thereof.

(m) Intellectual Property.

(i) Target owns and possesses or has the right to access and use pursuant to a valid and enforceable written license, sublicense, agreement, covenant not to sue, or permission all Intellectual Property necessary or desirable for the operation of the business of Target as presently conducted. Each item of Intellectual Property owned, accessed, or used by Target immediately prior to the Closing will be owned or available for access and use by Target on identical terms and conditions immediately subsequent to the Closing. Target has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that they own or use.

(ii) Neither Target nor its business as presently conducted has or will interfere with, infringe upon, dilute, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties; there are no facts indicating a likelihood of the foregoing; and none of Sellers has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, dilution, or conflict (including any claim that Target must license or refrain from accessing or using any Intellectual Property rights of any third party). To the Knowledge of any of Sellers, no third party has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of Target.

(iii) §4(m)(iii) of the Disclosure Schedule identifies each patent or registration that has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Target has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, covenant not to sue, or other permission that Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Sellers have delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date) and have made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. §4(m)(iii) of the Disclosure Schedule also identifies each unregistered trademark, service mark, logo, slogan, trade name, corporate name, Internet domain name, or other source identifier, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each material unregistered copyright used by Target in connection with its business. With respect to each item of Intellectual Property required to be identified in §4(m)(iii) of the Disclosure Schedule:

(A) Target owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding access, use, or disclosure;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target, is threatened that challenges the legality, validity, enforceability, access, use, or ownership of the item, and there are no grounds for the same;

(D) Target has not agreed to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or other conflict with respect to the item; and

(E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers or Target, including without limitation, a failure by Sellers or Target to pay any required maintenance fees).

(iv) §4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Target accesses or uses pursuant to license, sublicense, agreement, covenant not to sue, or permission. Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, covenants not to sue, and permissions (each as amended to date). With respect to each item of Intellectual Property required to be identified in §4(m)(iv) of the Disclosure Schedule:

(A) the license, sublicense, agreement, covenant not to sue, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, agreement, covenant not to sue, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(C) no party to the license, sublicense, agreement, covenant not to sue, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement, covenant not to sue, or permission has repudiated any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same;

(H) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, covenant not to sue, or permission; and

(v) None of Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed that reasonably could be expected to supersede or make obsolete any product or process of Target or to limit the business of Target as presently conducted.

(vi) Sellers have taken all necessary and desirable actions to maintain and protect all of the Intellectual Property of Target and will continue to maintain and protect all of the Intellectual Property of Target prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Knowledge of any of Sellers, the owners of any of the Intellectual Property licensed to, or used by, Target has taken all necessary and desirable actions to maintain and protect the Intellectual Property.

(vii) Sellers have complied with, and are presently in compliance with, all federal, state, local, and non-U.S. governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative, or regulatory laws, regulations, guidelines, and rules applicable to any Intellectual Property or to personal information and Sellers shall take all steps necessary to ensure such compliance until Closing.

(n) Tangible Assets. Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their business as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

(o) Inventory. Except as provided in §4(o) of the Disclosure Schedule, the inventory of Target consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target.

(p) Contracts. §4(p) of the Disclosure Schedule lists the following contracts and other agreements to which Target is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $1,000.00 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a loss to Target, or involve consideration in excess of $1,000.00;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $1,000.00 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or non-competition;

(vi) any agreement with any of Sellers and their Affiliates (other than Target);

(vii) any profit sharing, Membership Interest Purchase option, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $1,000.00 or providing severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiii) any settlement, conciliation or similar agreement with any Governmental Entity or which will require satisfaction of any obligations after the execution date of this Agreement;

(xiv) any agreement under which Target has advanced or loaned any other Person amounts in the aggregate exceeding $1,000.00; or

(xv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $1,000.00.

Sellers have delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in §4(p) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in §4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(q) Notes and Accounts Receivable. Except as provided in §4(q) of the Disclosure Schedule, all notes and accounts receivable of Target are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target.

(r) Powers of Attorney. Except as provided in §4(r) of the Disclosure Schedule, here are no outstanding powers of attorney executed on behalf of Target.

(s) Insurance. §4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 10 years:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Target, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Target has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. §4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting Target.

(t) Litigation. §4(t) of the Disclosure Schedule sets forth each instance in which Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of Sellers and the directors and officers (and employees with responsibility for litigation matters) of Target is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in §4(t) of the Disclosure Schedule could result in any Material Adverse Change. None of Sellers and the directors and officers (and employees with responsibility for litigation matters) of Target has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Target or that there is any Basis for the foregoing.

(u) Product Warranty. Each product manufactured, sold, leased, or delivered by Target has been in conformity with all applicable contractual commitments and all express and implied warranties, and Target does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target. §4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Target (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by Target is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in §4(u) of the Disclosure Schedule.

(v) Product Liability. Target does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Target.

(w) Employees.

(i) With respect to the business of Target:

(A) there is no collective bargaining agreement or relationship with any labor organization;

(B) to the Knowledge of any of Sellers or Target, no executive or manager of Target (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee’s employment duties, or the ability of such entity or Buyer to conduct the business of such entity;

(C) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(D) to the Knowledge of any of Sellers or Target, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(E) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Target, threatened;

(F) there is no workman’s compensation liability, experience or matter outside the ordinary course of business;

(G) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by Target (or its officers or directors) of any law, regulation or contract; and,

(H) no employee or agent of Target has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (G) above.

(ii) Except as set forth in §4(w) of the Disclosure Schedule, (A) there are no employment contracts or severance agreements with any employees of Target, and (B) there are no written personnel policies, rules, or procedures applicable to employees of Target. True and complete copies of all such documents have been provided to Buyer prior to the date of this Agreement.

(iii) With respect to this transaction, any notice required under any law or collective bargaining agreement has been or prior to the Closing Date will be given, and all bargaining obligations with any employee representative have been or prior to the Closing Date will be satisfied. Within the past 3 years, Target has not implemented any plant closing or layoff of employees that could implicate the WARN Act, and no such action will be implemented without advance notification to Buyer.

(x) Employee Benefits.

(i) §4(x) of the Disclosure Schedule lists each Employee Benefit Plan that Target maintains, to which Target contributes or has any obligation to contribute, or with respect to which Target has any Liability.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(C) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been timely amended for all such requirements and have been submitted to the Internal Revenue Service for a favorable determination letter within the latest applicable remedial amendment period.

(E) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of Target, threatened. None of Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of Target has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(F) Sellers have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(ii) Neither Target, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)). No asset of Target is subject to any Lien under ERISA or the Code.

(iii) Neither Target, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(y) Guaranties. Target is not a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

(z) Environmental, Health, and Safety Matters.

(i) Target and its respective predecessors and Affiliates have at all times complied and are in compliance with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, Target and its respective Affiliates have obtained and at all times complied with, and are in compliance with, all Governmental Authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the ownership, occupation or use of their property or facilities and the operation of their business; and a list of all such permits Governmental Authorizations is set forth on §4(z) of the Disclosure Schedule.

(iii) Except as provided in §4(z)(iii) of the Disclosure Schedule, Target, nor its respective predecessors or Affiliates has received any written or oral notice, report, order, directive, or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial, or corrective obligations, relating to any of them, their business, or their past or current facilities arising under Environmental, Health, and Safety Requirements.

(iv) None of the following exists at any property or facility owned, leased or operated by Target and none of the following existed at any property or facility previously owned, leased or operated by the Target at or before the time the Target ceased to own, lease or operate such property or facility: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, (4) groundwater monitoring wells, drinking water wells, or production water wells, or (5) landfills, surface impoundments, or disposal areas. All storage tanks, injection wells, septic tanks, or other underground structures and associated piping now or previously at any facility owned, leased or operated by the Target which were previously removed from service have been properly removed or otherwise closed, plugged and abandoned, and any related releases of Contaminants have been remediated, in compliance with all applicable Environmental, Health and Safety Requirements.

(v) Except as provided in §4(z)(v) of the Disclosure Schedule, neither Target nor its respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility which is or has been contaminated by any such substance so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages, or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”), or any other Environmental, Health, and Safety Requirements.

(vi) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vii) Neither Target nor its respective predecessors or Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is or will become subject to any Liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility. No liens have arising under or pursuant to any Environmental, Health and Safety Requirements applicable to any facility, property or Assets, and no action has been taken or threatened by any governmental body or any other person or entity that could subject any facility, property or Assets to a lien under any Environmental Health and Safety Requirements.

(viii) Target has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(ix) No facts, events, or conditions relating to the past or present facilities, properties, or operations of Target, or its respective predecessors or Affiliates will prevent, hinder, or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial, or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to on-site or off-site releases or threatened releases of, or exposure to, hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(x) Sellers and Target have furnished to Buyer all environmental audits, reports, and other material environmental documents relating to Target’s or its respective predecessors’ or Affiliates’ past or current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.

(aa) Business Continuity.

(i) Except as provided in §4(aa)(i) of the Disclosure Schedule, none of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Target in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past 12 months that has caused any substantial disruption or interruption in or to the use of any such Systems by Target.

(ii) Target is covered by business interruption insurance in scope and amount customary and reasonable to ensure its ongoing business operations.

(bb) Computer and Technology Security. Target has taken all reasonable steps to safeguard the information technology systems utilized in the operation of the business of Target, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

(cc) Certain Business Relationships with Target. None of Sellers, their Affiliates, Sellers’ directors, officers, employees and shareholders and Target’s directors, officers, employees, and shareholders has been involved in any business arrangement or relationship with Target within the past 12 months, and none of Sellers, their Affiliates, Seller’s directors, officers, employees and shareholders and Target’s directors, officers, employees, and shareholders owns any asset, tangible or intangible, that is used in the business of Target.

(dd) Customers and Suppliers.

(i) §4(dd) of the Disclosure Schedule lists the 5 largest customers of Target (on a consolidated basis) for each of the 2 most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. §4(dd) of the Disclosure Schedule also lists any additional current customers that Target anticipates shall be among the 5 largest customers for the current fiscal year.

(ii) Except as provided in §4(dd)(ii) of the Disclosure Schedule, since the date of the Most Recent

Balance Sheet, no supplier of Target has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to Target, and no customer listed on §4(dd) of the Disclosure Schedule has indicated that it shall stop, or decrease the rate of, buying materials, products or services from Target.

(ee) Data Privacy. Target’s business has complied with and, as presently conducted is in compliance with, all Data Laws.

(ff) Disclosure. The representations and warranties contained in this §4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this §4 not misleading.

§5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Each of the Parties will use his, her, or its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §7 below).

(b) Notices and Consents. Sellers will cause Target to give any notices to third parties, and will cause Target to use its reasonable best efforts to obtain any third-party consents referred to in §4(c) above, the Lease Consents, and the items set forth on §5(b) of the Disclosure Schedule. Each of the Parties will (and Sellers will cause Target to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(a)(ii), §3(b)(ii), and §4(c) above.

(c) Operation of Business. Sellers will not cause or permit Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers will not cause or permit Target to (i) declare, set aside, or pay any dividend or make any distribution with respect to its membership interest or redeem, purchase, or otherwise acquire any of its membership interest, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §4(h) above.

(d) Preservation of Business. Sellers will cause Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Full Access. Each of Sellers will permit, and Sellers will cause Target to permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Target, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Target.

(f) Notice of Developments. Sellers will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in §4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his, her, or its own representations and warranties in §3 above. No disclosure by any Party pursuant to this §5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Exclusivity. None of Sellers will (and Sellers will not cause or permit Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any membership interest or other voting securities, or any substantial portion of the assets, of Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

None of Sellers will vote their Target Membership Interests in favor of any such acquisition. Sellers will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(h) Maintenance of Real Property. Sellers will cause Target to maintain the Real Property, including all of the Improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.

(i) Leases. Sellers will not cause or permit any of Target’s Leases to be amended, modified, extended, renewed or terminated, nor shall Target enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property, without the prior written consent of Buyer.

(j) Title Insurance and Surveys. Sellers will cause Target to use its best efforts to assist Buyer in obtaining the Title Commitments, Title Policies and Surveys in form and substance as set forth in §7 of this Agreement, within the time periods set forth therein, including removing from title any Liens or encumbrances that are not Permitted Encumbrances. Sellers shall provide the Title Company with any affidavits, indemnities, memoranda or other assurances requested by the Title Company to issue the Title Policies.

(k) Tax Matters. Without the prior written consent of Buyer, Target shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Target for any period ending after the Closing Date or decreasing any Tax attribute of Target existing on the Closing Date.

§6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under §8 below). Sellers acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Target.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target, each of the other Parties will cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under §8 below).

(c) Transition. None of Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing. Each of Sellers will refer all customer inquiries relating to the business of Target to Buyer from and after the Closing.

(d) Confidentiality. Each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his, her, or its possession. In the event that any Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his, her, or its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller.

(e) Covenant Not to Compete. Except as noted below, for a period of 5 years from and after the Closing Date, none of Sellers will engage directly or indirectly in the Business of Target in any Geographic Area. For the purposes of this §6(e) only: (i) the “Business of Target” is the acquisition, processing and supply of starch derivatives from potato, tapioca, corn and other sources; and (ii) the “Geographic Area” is any area where Target, the Asset Selling Entities or 1 Freas Avenue conducts Business as of the Closing Date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this §6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding the first sentence of this paragraph, in the event that Buyer or any related company terminates the employment of any Seller without Cause (as defined in the Stock Option Agreement) during the four year period after Closing, then the five year period for such Seller, as identified in the first sentence of this paragraph, shall be reduced to one year from the date of such termination of employment.

(f) 1 Freas Avenue. For the duration of the Lease Agreement, each Seller shall (i) take any and all actions necessary to maintain 1 Freas Avenue as a limited liability company duly organized, validly existing, and in good standing under the laws of South Carolina and authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required and (ii) shall not sell, assign, give, mortgage, redeem, convey, charge, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in, directly or indirectly, by operation of law or otherwise, all or any portion of his ownership interest in 1 Freas Avenue. In addition, for the duration of the Lease Agreement, 1 Freas Avenue shall take any and all actions necessary to ensure that it has full power and authority and all licenses, permits, and authorizations necessary to carry on its business in which it is engaged and to own and lease to Buyer the property owned by it in Berwick, Pennsylvania. Finally, for the duration of the Lease Agreement, 1 Freas Avenue shall not have the right to sell, transfer or assign, in whole or in part, its rights and obligations in the Lease Agreement and in the property subject to the Lease Agreement.

§7. Conditions to Obligation to Close.

(a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the Transaction, including the transactions to be performed by it in connection with the Closing of this Agreement and the closing of the Asset Purchase Agreements is subject to satisfaction of the following conditions:

(i) (a) the representations and warranties set forth in §3(a) and §4 above and (b) Seller’s (as defined in the applicable Asset Purchase Agreement) representation and warranties set forth in the Asset Purchase Agreements shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) (a) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing and (b) Seller (as defined in each Asset Purchase Agreement) shall have performed and complied with all of its covenants in the applicable Asset Purchase Agreement in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) (a) Target shall have procured all of the third-party consents specified in §5(b) above and (b) Seller (as defined in each Asset Purchase Agreement) shall have procured all of the third-party consents specified in each Asset Purchase Agreement;

(iv) no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the Transaction or any of the transactions contemplated by this Agreement or the Asset Purchase Agreements, (B) cause the Transaction or any of the transactions contemplated by this Agreement or the Asset Purchase Agreements to be rescinded following consummation, (C) adversely affect the right of Buyer to own the Target Membership, to control Target, and/or to own the assets purchased pursuant to the Asset Purchase Agreements or (D) adversely affect the right of Target to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) Each Seller (as such term is defined herein and in the Asset Purchase Agreements) shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(iv) is satisfied in all respects;

(vi) the Parties and Target shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in (i) §3(a)(ii), §3(b)(ii), and §4(c) above and (ii) the Asset Purchase Agreements, if any;

(vii) the relevant parties shall have entered into side agreements in form and substance as set forth in Exhibits B-1 through B-5 attached hereto and the same shall be in full force and effect;

(viii) Buyer shall have received from counsel to Sellers an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to Buyer and on which Buyer’s lenders shall be entitled to rely, and dated as of the Closing Date;

(ix) Buyer shall have received the resignations, effective as of the Closing, of each director and officer of Target other than those whom Buyer shall have specified in writing at least 5 business days prior to the Closing;

(x) Buyer shall have obtained on terms and conditions reasonably satisfactory to it all of the financing it needs in order to consummate the Transaction, including the transactions contemplated hereby and the transactions contemplated in the Asset Purchase Agreements and to fund the working capital requirements of Target after the Closing;

(xi) all actions to be taken by Sellers in connection with consummation of the Transaction, including the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the Transaction and the transactions contemplated hereby shall be satisfactory in form and substance to Buyer;

(xii) Buyer shall have obtained, no later than 10 days prior to the Closing Date, a commitment for an ALTA Owner’s Title Insurance Policy 2006 Form or other form of policy acceptable to Buyer for each Owned Real Property and each Leased Real Property identified by Buyer (the “Material Leased Real Property”), issued by a title insurance company satisfactory to Buyer (the “Title Company”), together with a copy of all documents referenced therein (the “Title Commitments”);

(xiii) at Closing, Buyer shall have obtained title insurance policies from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring Target’s fee simple title to each Owned Real Property or Target’s legal, valid, binding and enforceable leasehold interest in each Material Leased Real Property (as the case may be), as of the Closing Date (including all recorded appurtenant easements, insured as separate legal parcels), with gap coverage from Sellers through the date of recording, subject only to Permitted Encumbrances, in such amount as Buyer determines to be the value of the Real Property insured thereunder and which shall include the endorsements identified herein (the “Title Policies”); the Title Policies shall have the creditor’s rights exception deleted, and shall include the following endorsements (to the extent available in the applicable jurisdiction, but regardless of whether any additional amount is charged for such endorsement), in form and substance reasonably acceptable to Buyer: (i) extended coverage endorsement (insuring over the general or standard exceptions); (ii) ALTA Form 3.1 zoning endorsement (with parking and loading docks), or if unavailable in the applicable jurisdiction, a satisfactory zoning letter from the local zoning authorities; (iii) a survey accuracy endorsement (insuring that the Real Property described therein is the real property shown on the Survey (as defined below) delivered with respect thereto and that such Survey is an accurate survey thereof); (iv) access endorsement (insuring that the Real Property described therein is adjacent to a public street and has direct and unencumbered pedestrian and vehicular access to such public street); (v) ALTA Form 9 owner’s comprehensive endorsement; (vi) tax parcel number endorsement (insuring that the tax parcel number in the endorsement includes all of the Real Property insured thereunder and no other real property); (vii) if the Real Property insured therein consists of one or more adjacent parcels, a contiguity endorsement (insuring that all of such parcels are contiguous to one another without any gaps or gores); (viii) utilities endorsement (insuring the availability of utilities to the Real Property); (ix) non-imputation endorsement (to the effect that title defects known to the employees, officers, directors, and members of Target prior to the Closing shall not be deemed to be “facts known to the insured”); and (x) such other endorsements as reasonably requested by Buyer; and Buyer shall pay all fees, costs and expenses with respect to the Title Commitments and Title Policies;

(xiv) Real Property and Real Property Located Outside of the U.S. [INTENTIONALLY DELETED];

(xv) Buyer shall have obtained, no later than 10 days prior to the Closing Date, a survey for each Owned Real Property and Material Leased Real Property, dated no earlier than the date of this Agreement, prepared by a licensed surveyor in the jurisdiction where the real property is located, satisfactory to Buyer, and conforming to 2005 ALTA/ACSM Minimum Detail Requirements for Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b), 13, 14, 15, and 16, and such other standards as the Title Company and Buyer require as a condition to the removal of any survey exceptions from the Title Policies, and certified to Buyer, Buyer’s lender, and the Title Company, in a form and with a certification satisfactory to each of such parties (the “Surveys”); the Surveys shall not disclose any encroachment from or onto any of the Real Property or any portion thereof or any other survey defect that has not been cured or insured over to Buyer’s reasonable satisfaction prior to the Closing; and Buyer shall have paid or committed to pay all fees, costs and expenses with respect to the Surveys;

(xvi) Target shall have obtained and delivered to Buyer a written consent for the assignment of each of the Leases, and, if requested by Buyer’s lender, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease (the “Lease Consents”), in form and substance satisfactory to Buyer and Buyer’s lender;

(xvii) Target shall have obtained and delivered to Buyer an estoppel certificate with respect to each of the Leases, dated no more than 30 days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to Buyer (the “Estoppel Certificates”);

(xviii) Target shall have obtained and delivered to Buyer a non-disturbance agreement with respect to each of the Leases for the Material Leased Real Property, in form and substance satisfactory to Buyer, from each lender encumbering any real property underlying the Leased Real Property for such Lease (the “Non-Disturbance Agreements”);

(xix) each Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that such Seller is not a “foreign person” as defined in Code §1445 (the “FIRPTA Affidavit”);

(xx) no damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Real Property or the operation of Target’s business as currently conducted thereon;

(xxi) [INTENTIONALLY DELETED]

(xxii) Sellers shall have delivered to Buyer copies of the certificates of formation of Target certified on or soon before the Closing Date by the Secretary of State (or comparable officer) South Carolina;

(xxiii) Sellers shall have delivered to Buyer copies of the certificates of good standing of Target issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of South Carolina and of each jurisdiction in which Target is qualified to do business;

(xxiv) [INTENTIONALLY DELETED]

(xxv) Sellers shall have delivered to Buyer a certificate of the secretary or an authorized member of Target, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of formation of Target since the date specified in clause (xxii) above; (ii) the operating agreement of Target; and (iii) any resolutions of the board of directors or members of Target relating to this Agreement and the transactions contemplated hereby;

(xxvi) The BIDA Lease shall be terminated and Buyer and Berwick Industrial Development Association shall enter into a lease pursuant to terms and conditions satisfactory to Buyer in its sole discretion;

(xxvii) The entity providing Buyer’s financing shall have conducted a quality of earnings review of Target and approved Buyer’s consummation of the Transaction and the transactions contemplated hereby;

(xxiix) Buyer shall have conducted an environmental review of the Owned Real Property and the Material Leased Property and the findings of such review shall be satisfactory to Buyer in its sole discretion;

(xxix) The conditions to Buyer’s obligation to close contained in the Asset Purchase Agreements have been satisfied;

(xxx) The Sellers shall have accepted the terms and conditions of new employment with Carolina Starches, the Buyer or any company related Buyer; and

(xxxi) Buyer has received a binder for environmental liability insurance coverage on the property located at 1 Freas Avenue in a form and amount, and subject to a premium, that is acceptable to Buyer in its sole discretion.

Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Sellers’ Obligation. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3(b) above shall be true and correct in all material respects at and as of the Closing Date, the except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects;

(v) the Parties and Target shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in §3(a)(ii), §3(b)(ii), and §4(c) above;

(vi) the relevant parties shall have entered into side agreements in form and substance as set forth in Exhibits B-1 through B-5 attached hereto and the same shall be in full force and effect;

(vii) Sellers shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Sellers, and dated as of the Closing Date; and

(viii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers.

(xxx) The Sellers shall have received from Buyer (or any company related to Buyer) offers of employment constant with previously accepted terms.

Sellers may waive any condition specified in this §7(b) on behalf of all Sellers if they execute a writing so stating at or prior to the Closing.

§8. Remedies for Breaches of This Agreement and/or Breaches of the Asset Purchase Agreements.

(a) Survival of Representations and Warranties.

All of the representations and warranties of Sellers contained (i) in §4(g)-(j), §4(l)-(y), and §4(aa)-(ff) above or shall survive the Closing hereunder (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of 4 years thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of Sellers contained in §4(k) and §4(z) above) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus 60 days.

(b) Indemnification Provisions for Buyer’s Benefit.

(i) In the event any Seller breaches (or in the event any third party alleges facts that, if true, would mean any Seller has breached) any of his, her, or its representations, warranties, and covenants contained (i) herein (other than the covenants in §2(a) above and the representations and warranties in §3(a) above) or (ii) in the Asset Purchase Agreements (other than the covenants in §2(a) and the representations and warranties in §3(a) of each Asset Purchase Agreement), provided that Buyer makes a written claim for indemnification against any Seller within the survival period (if there is an applicable survival period pursuant to the applicable Transaction Agreement), then each Seller shall be obligated jointly and severally to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(ii) In the event any Seller breaches (or in the event any third party alleges facts that, if true, would mean any Seller breached) (i) any of his, her, or its covenants in §2(a) above or in §2(a) of any Asset Purchase Agreement or (ii) any of his, her, or its representations and warranties in §3(a) above or in §3(a) of any Asset Purchase Agreement, and provided that Buyer makes a written claim for indemnification against such a Seller within the survival period (if there is an applicable survival period pursuant to the applicable Transaction Agreement), then such Seller shall indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(c) Indemnification Provisions for Sellers’ Benefit. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein or in an Asset Purchase Agreement and, provided that any Seller makes a written claim for indemnification against Buyer within such survival period (if there is an applicable survival period pursuant to the applicable Transaction Agreement), then Buyer shall indemnify each Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(d) Matters Involving Third Parties.

(i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with §8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(iv) In the event any of the conditions in §8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner his, her, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §8.

(e) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this §8. All indemnification payments under this §8 and §9(a) shall be deemed adjustments to the Purchase Price.

(f) INTENTIONALLY DELETED.

(g) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to,

and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to Target, or the transactions contemplated by this Agreement. Each Seller hereby agrees that he will not make any claim for indemnification against Target by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

§9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

(a) Tax Indemnification. Each Seller shall jointly and severally indemnify Target, Buyer, and each Buyer Affiliate and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Target for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than Target) imposed on Target as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing;

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of Target for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Target holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Target for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Target that are filed after the Closing Date.

(d) Cooperation on Tax Matters.

(i) Buyer, Target, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this §9(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Target or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

(e) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Target shall be terminated as of the Closing Date and, after the Closing Date, Target shall not be bound thereby or have any liability thereunder.

(f) Certain Taxes and Fees. The Buyer shall pay the transfer, documentary, stamp, recording and other Taxes and fees incurred in connection with the transfers of the real property contemplated by this Agreement, as identified in the closing statement. Any and all other fees and Taxes arising from the transaction, including any sales Taxes, shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(g) Section 754 Election. Buyer and Seller agree that with respect to the purchase and sale of Target stock, Target shall make an election under Code Section 754 and Regulations Section 1.754-1(b) to adjust the basis of Target property in the manner provided in Code Section 734(b) and Section 743(b). The Seller and Target shall bear all costs incurred with respect to such election.

(h) Purchase Price Allocation. Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the assets of Target and the Acquired Assets (as defined in the Asset Purchase Agreements) in accordance with Code Section 1060 and Treasury Regulations thereunder (and any similar provisions of state and local law, as appropriate), which allocation shall be binding upon Target. Buyer shall deliver such allocation to Target within 60 days Closing Date. Buyer and Target and their Affiliates shall report, act and file Tax Returns in all respects and for all purposes consistent with such allocation prepared by Buyer. Target shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as Buyer may reasonable request in preparing such allocation. Neither Buyer nor Target shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

§10. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Sellers on or before the 30th day following the date of this Agreement if Buyer is not reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding Target;

(iii) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (A) in the event any of Sellers has breached any material representation, warranty, or covenant contained in any of the Transaction Agreements, including this Agreement and the Asset Purchase Agreements, in any material respect, Buyer has notified Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the

Closing shall not have occurred on or before January 11, 2012, by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iv) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in any of the Transaction Agreements, including this Agreement and the Asset Purchase Agreements, in any material respect, any Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 11, 2012, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from any Seller breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to §10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

§11. Miscellaneous.

(a) Nature of Sellers’ Obligations.

(i) The covenants of each Seller in §2(a) above concerning the sale of his Target Membership Interests to Buyer and the representations and warranties of each Seller in §3(a) above concerning the transaction are individual, and not joint and several, obligations. This means that the particular Seller making the representation, warranty, or covenant shall be solely responsible to the extent provided in §8(b)(ii) above for any Adverse Consequences Buyer may suffer as a result of any breach thereof.

(ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller shall be responsible to the extent provided in §8(b)(i) and (iii) above for the entirety of any Adverse Consequences Buyer may suffer as a result of any breach thereof.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. The Transaction Agreements, including this Agreement (including the documents referred to herein) and the Asset Purchase Agreements, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:	Copy to:

Carolina Starches, LLC 7675 South Rail Road North Charleston, 29420 Attn: Steve Brower	Nelson Mullins Riley & Scarborough Suite 600 151 Meeting Street Charleston, SC 29401 Attn: John B. Hagerty

If to Buyer:	Copy to:

Penford Corporation 7094 South Revere Parkway Centennial, CO 80112 Attn: General Counsel	Hunter, Maclean, Exley & Dunn 200 E. Saint Julian Street Savannah, GA 31412 Attn: Daniel R. Crook

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Each Buyer, Seller and Target shall bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Sellers shall also bear the costs and expenses of Target (including all of its legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Target is unique and recognize and affirm that in the event Sellers breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in §11(h). Nothing in this §11(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(q) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Business Sale and Membership Interest Purchase Agreement as of the date first above written.

BUYER:			SELLERS:

Penford Carolina, LLC,
a Delaware limited liability company			R. Bentley Cheatham

By:	Penford Corporation a Delaware corporation its sole member		Dwight L. Carlson

By:
Name:	Thomas D. Malkoski		Steven P. Brower
Its:	President and Chief Executive Officer

ASSET SELLING ENTITIES:		1 FREAS AVENUE:

Keystone Starches, LLC,		1 Freas Avenue, LLC,
a South Carolina limited liability company		a South Carolina limited liability company

By:		By:
Name:		Name:
Its:	Member	Its:	Member

7675 South Rail Road, LLC, a South Carolina limited liability company

By:
Name:
Its:	Member